WACKENHUT CORRECTIONS CORP


Filing Type:
4
Description:
Statement of Changes of Beneficial Ownership
Filing Date:
Mar 5, 2001
Period End:
Feb 8, 2001


Primary Exchange:
New York Stock Exchange
Ticker:
WHC


UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Brown, Carol M.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


_____________________________________________________________________________
______________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
_____________________________________________________________________________
______________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End of Month     |ect(I)|                           |
_____________________________________________________________________________
______________________________________________________|
___________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially
Owned |
_____________________________________________________________________________
______________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date
Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
|       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |
of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
|       |Month       |(I)|            |
_____________________________________________________________________________
______________________________________________________|

Employee Stock Option |1.200   |     |    | |           |   |9/1/9|2/29/|
|       |       |6,108       |D  |            |
(Right to buy)        |        |     |    | |           |   |4    |04   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option |3.750   |     |    | |           |   |11/6/|5/5/0|
|       |       |18,666      |D  |            |
(Right to Buy)        |        |     |    | |           |   |94   |4    |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option | 22.625 |     |    | |           |   | 4/25|4/24/|
|       |       |5,000       |D  |            |
(Right to buy)        |        |     |    | |           |   |/96  |06   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock option |21.500  |     |    | |           |   |1/23/|1/22/|
|       |       |5,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |97   |07   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option |25.0625 |     |    | |           |   |1/23/|1/22/|
|       |       |5,000       |D  |            |
(Right to buy)        |        |     |    | |           |   |98   |08   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option |18.6250 |     |    | |           |   |2/18/|2/17/|
|       |       |15,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |99   |09   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option |8.4375  |     |    | |           |   |2/17/|2/16/|
|       |       |30,000      |D  |            |
(Right to buy)        |        |     |    | |           |   |00   |10   |
|       |       |            |   |            |
-----------------------------------------------------------------------------
------------------------------------------------------|
Employee Stock Option |9.3000  |2/8/0|A   | |25,000     |A
|2/8/0|2/8/1|Common Stock|       |       |25,000      |D  |            |
(Right to buy)        |        |1    |    | |           |   |1    |1    |
|       |            |   |            |
_____________________________________________________________________________
______________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Carol M. Brown BY: K. Mendell
DATE
3/5/01